Exhibit 99.1

FOR IMMEDIATE RELEASE


IT&E International Group Announces New Trading Symbol

SAN JOSE, CA - June 23, 2004 - IT&E International Group (OTC BB: ITER) announced today that the company has been awarded a new trading symbol and is now trading under the ticker ITER. Formerly private IT&E was combined with Clinical Trials Assistance Corporation, a public corporation earlier this year. The resulting advance clinical research studies and regulatory compliance company officially changed its name to IT&E International Group.

IT&E focuses on providing leading pharmaceutical, biotech, healthcare and other life science companies with project-based consulting services in the areas of data management, clinical programming, biostatistics and clinical validation. The company, with its talented team of industry veterans with many years of biopharma experience, utilizes the latest tools and procedures to help its clients move quickly and effectively through the FDA approval process. Its services range from providing patients for drug trials, skilled personnel for trials, enterprise software and training to manage data and ensure FDA compliance and validation of new pharmaceutical manufacturing facilities to biostatistics support and analysis, audits, contract research services, data entry and verification services and providing total clinical solutions that take companies completely through Phase IV clinical trials. IT&E is also one of only a few companies worldwide that has successfully led a National Institute of Health audit for a client.

Included in this release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to have been correct. The Company's actual results could differ materially from those anticipated in the forward-looking statements.


CONTACT:
Peter R. Sollenne, CEO
408-938-1000


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